Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES C CONVERTIBLE PARTICIPATING PREFERRED STOCK

of

USEC INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

We, John K. Welch, President and Chief Executive Officer, and Peter B. Saba, Secretary, of USEC Inc., a corporation organized and existing under the General Corporation Law (“DGCL”) of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors on May 24, 2010 adopted the following resolution creating a series of 25,000 shares of Preferred Stock, par value $1.00 per share, designated as Series C Convertible Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation.  The designation of this series of Preferred Stock, par value $1.00 per share, of the Corporation is “Series C Convertible Participating Preferred Stock” (“Series C Preferred Stock”).  Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.

Section 2. Number of Shares.  The authorized number of shares of Series C Preferred Stock is 25,000.  Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock or into Common Stock, shall revert to authorized but unissued shares of Preferred Stock and shall not be reissued as shares of Series C Preferred Stock.

Section 3. Definitions.  As used herein with respect to Series C Preferred Stock:

(a) “Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

(b) “Aggregate Outstanding Value” shall mean, at any time and from time to time and subject to the Automatic Redemption Adjustment, if any, (1) the Original Issue Value of all of the outstanding shares of Series B Preferred Stock, plus, (2) for each share of Series C Preferred Stock then held by the Permitted Holders, excluding those shares of Series C Preferred Stock issued upon exercise of the Warrants, the Base Price (as defined in the Series B-1 Certificate of Designation) upon which the Permitted Holders’ acquisition of such share was calculated, plus, (3) for each share of Common Stock then held by the Permitted Holders, excluding those shares of Class B Common Stock issued upon exercise of the Warrants or Ordinary Common Stock purchased in the market, the Base Price upon which the Permitted Holders’ acquisition of such share was calculated, plus (4) the aggregate amount of accrued and unpaid Dividends on outstanding shares of Series B Preferred Stock which have been added to the Liquidation Preference pursuant to Section 5(a).

(c) “Approved Market” shall mean, if the Ordinary Common Stock is then listed or quoted on the New York Stock Exchange, The NASDAQ Stock Market or the American Stock Exchange, such market or exchange.

(d) “Automatic Redemption” shall mean an automatic redemption pursuant to Section 7(g) of the Series B-1 Certificate of Designation subsequent to a Conversion Election (as defined in the Series B-1 Certificate of Designation), Section 8(c) of the Series B-1 Certificate of Designation or Section 8(c) of the Series B-2 Certificate of Designation.

(e) “Automatic Redemption Adjustment” shall mean, for purposes of determining the Aggregate Outstanding Value, the Permitted Holder Outstanding Value, the Original Issue Value and the Permitted Holder Original Issue Value, that if an Automatic Redemption has been effected prior to the date of determining such values, (1) the aggregate amount of the Liquidation Preference, as of the date of redemption, of a Permitted Holder’s Series B Preferred Stock (excluding shares issued as a Dividend) redeemed in connection with the Automatic Redemption shall be added to such Permitted Holder’s Aggregate Outstanding Value and Permitted Holder Outstanding Value and (2) the aggregate amount of the Liquidation Preference, as of the date of redemption, of such Permitted Holder’s Series B Preferred Stock (excluding shares issued as a Dividend) redeemed in connection with the Automatic Redemption shall be added to such Permitted Holder’s Original Issue Value and Permitted Holder Original Issue Value; provided, however, that, if at any time after any Automatic Redemption, such Permitted Holder’s Deemed Holder Percentage is less than 8%, then such adjustment to the Aggregate Outstanding Value, the Permitted Holder Outstanding Value, the Original Issue Value and the Permitted Holder Original Issue Value shall not be made.

(f) “B&W” shall mean Babcock & Wilcox Investment Company, a Delaware corporation.

(g) “Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 promulgated under Section 13(d) of the Exchange Act or any successor provisions thereto, and “Beneficial Ownership” shall have a correlative meaning.

(h) “Board of Directors” shall mean the board of directors of the Corporation or any duly authorized committee thereof.

(i) “Bylaws” shall mean the Amended and Restated Bylaws of the Corporation, as amended from time to time.

(j) “Certificate of Designation” shall mean this Certificate of Designation of Series C Convertible Participating Preferred Stock of the Corporation, as amended from time to time.

(k) “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended from time to time.

(l) “Change of Control” shall mean the occurrence of any of the following:

(1) any Person shall Beneficially Own, directly or indirectly, through a merger, business combination, purchase, or other transaction or series of transactions, shares of the Corporation’s capital stock entitling such Person at such time to exercise 50% or more of the total voting power of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors, other than as a result of an acquisition of such stock by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this subsection (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2) the Corporation (A) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (B) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(i) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Stock;

(ii) that is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of any class or series of common stock of the surviving entity; or

(iii) where the issued and outstanding capital stock having ordinary voting power to vote generally to elect a majority of the Board of Directors outstanding immediately prior to such transaction is converted into or exchanged for such voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(m) “Charter Amendment Approval” shall mean the approval of the stockholders of the Corporation necessary to amend the Corporation’s Certificate of Incorporation to approve the authorization of Class B Common Stock and the proper filing of such amendment with the Secretary of State of the State of Delaware.

(n) “Class B Common Stock” shall mean the Class B Common Stock of the Corporation, par value $.10 per share, to be authorized by the Charter Amendment Approval.

(o) “Closing Deadline Failure” shall mean, unless waived in writing (1) by the Corporation if such Closing Deadline Failure is as a result of breach by a Permitted Holder, (2) by the Permitted Holders if such Closing Deadline Failure is as a result of breach by the Corporation, or (3) by the Permitted Holders and the Corporation if such Closing Deadline Failure is not as a result of a breach by the Permitted Holders or the Corporation, either, (A) with respect to the Second Closing (as defined in the Securities Purchase Agreement), that the Second Closing shall not have occurred by June 30, 2011 and the Securities Purchase Agreement shall have been terminated pursuant to Section 10.2 thereof, or (B) with respect to the Third Closing (as defined in the Securities Purchase Agreement), that the Third Closing shall not have occurred by the Third Closing Termination Date (as defined in the Securities Purchase Agreement) and the Securities Purchase Agreement shall have been terminated pursuant to Section 10.3 thereof.

(p) “Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

(q) “Common Stock” shall mean collectively, the Ordinary Common Stock and the Class B Common Stock.

(r) “Converted Series C Preferred Stock” shall have the meaning ascribed to it in Section 10(b).

(s) “Corporation” shall have the meaning ascribed to it in the recitals.

(t) “Deemed Holder Percentage” shall mean, as to any Permitted Holder, the percentage resulting from the following calculation, (1)(A) the number of shares of Ordinary Common Stock equal to the quotient of (w) the Liquidation Preference plus an amount per share equal to the accrued but unpaid Dividends not previously added to the Liquidation Preference on the outstanding shares of Series B Preferred Stock held by such Permitted Holder from and including the immediately preceding Dividend Payment Date (as defined in the Series B-1 Certificate of Designation or the Series B-2 Certificate of Designation, as applicable) to, but excluding, the date of conversion and (x) the Base Price for the date of such calculation, plus (B) the number of outstanding of shares of (y) Series C Preferred Stock multiplied by 1000 plus, (z) if then outstanding, Class B Common Stock, in each case held by such Permitted Holder divided by (2)(A) the total number of shares of Ordinary Common Stock equal to the quotient of (v) the Liquidation Preference plus an amount per share equal to the accrued but unpaid Dividends not previously added to the Liquidation Preference on all outstanding shares of Series B Preferred Stock from and including the immediately preceding Dividend Payment Date (as defined in the Series B-1 Certificate of Designation) to, but excluding, the date of conversion and (w) the Base Price for the date of such calculation, plus (B) the total number of all outstanding shares of (x) Series C Preferred Stock multiplied by 1000 plus (y) if then outstanding, Class B Common Stock, plus (z) Ordinary Common Stock.

(u) “DGCL” shall have the meaning ascribed to it in the recitals.

(v) “Dividend” shall have the meaning ascribed to it in the Series B-1 Certificate of Designation or the Series B-2 Certificate of Designation, as applicable.

(w) “DOE” shall mean the United States Department of Energy.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(y) “Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court, arbitral body or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over any of the Permitted Holders, the Corporation, any of the Corporation’s Subsidiaries or their respective Property.

(z) “Initial Investor Director” shall have the meaning ascribed to it in Section 5(b)(1) hereof.

(aa) “Initial Liquidation Preference” shall mean $1,000 per share of each of Series B-1 12.75% Preferred Stock and Series B-2 11.5% Preferred Stock.

(bb)  “Investor Director” shall have the meaning ascribed to it in Section 5(b)(2).

(cc) “Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of September 2, 2010 among the Corporation, Toshiba and B&W, as amended from time to time.

(dd) “Junior Stock” shall mean the Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series C Preferred Stock (1) as to the priority of payment of dividends and/or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.  For the avoidance of doubt, Junior Stock shall include the series of Preferred Stock of the Corporation, par value $1.00 per share, designated as “Series A Junior Participating Preferred Stock.”

(ee) “Liquidation Preference” shall mean $.01 per share of Series C Preferred Stock.

(ff) “Ordinary Common Stock” shall mean the common stock of the Corporation, par value $.10 per share.  For the avoidance of doubt, the Ordinary Common Stock shall not include the Class B Common Stock.

(gg) “Original Issuance Date” shall mean, with respect to each share of Series C Preferred Stock issued to the Permitted Holders, the date on which such share was issued by the Corporation.

(hh) “Original Issue Value” shall mean, subject to the Automatic Redemption Adjustment, if any, the aggregate Initial Liquidation Preference of all the shares of Series B Preferred Stock issued to the Permitted Holders excluding those shares issued as a Dividend.

(ii) “Parity Stock” shall mean any class or series of stock of the Corporation that ranks equally with Series C Preferred Stock (1) in the priority of payment of dividends and/or (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(jj) “Permit” shall mean any approval, authorization, certificate, consent, license or permit of or from any Governmental Authority.

(kk) “Permitted Holder Material Breach” shall mean the material breach of the Securities Purchase Agreement or the Investor Rights Agreement by any Permitted Holder.

(ll) “Permitted Holder Original Issue Value” shall mean, subject to the Automatic Redemption Adjustment, if any, for any Permitted Holder, the aggregate Initial Liquidation Preference of all shares of Series B Preferred Stock issued to such Permitted Holder excluding those shares issued as a Dividend and those shares acquired upon exercise of the Warrants.

(mm) “Permitted Holder Outstanding Value” shall mean, as to any Permitted Holder, at any time and from time to time and subject to the Automatic Redemption Adjustment, if any, (1) the Original Issue Value of all of the outstanding shares of Series B Preferred Stock then held by such Permitted Holder, plus, (2) for each share of Series C Preferred Stock then held by a Permitted Holder, excluding those shares of Series C Preferred Stock issued upon exercise of the Warrants, the Base Price upon which such Permitted Holder’s acquisition of such share was calculated, plus, (3) for each share of Common Stock then held by such Permitted Holder, excluding those shares of Class B Common Stock issued upon exercise of the Warrants or Ordinary Common Stock purchased in the market, the Base Price (as defined in the Series B-1 Certificate of Designation) upon which such Permitted Holder’s acquisition of such share was calculated, plus, (4) the aggregate amount of accrued and unpaid Dividends on outstanding shares of Series B Preferred Stock which have been added to the Liquidation Preference pursuant to Section 5(a) of the Series B-1 Certificate of Designation or Series B-2 Certificate of Designation, as applicable.

(nn) “Permitted Holders” shall mean (1) Toshiba America or any other Wholly-Owned Affiliates of Toshiba, (2) B&W and its Wholly-Owned Affiliates, (3) a special purpose entity jointly and wholly controlled by Toshiba and B&W and (4) Westinghouse Electric Company, LLC, to the extent that it is controlled by Toshiba or a Permitted Holder described under (1) above; provided, however, that each Permitted Holder must be a U.S. Person.

(oo) “Person” shall mean any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.

(pp) “Preferred Stock” shall mean any and all series of preferred stock, par value $1.00 per share, of the Corporation, including the Series C Preferred Stock.

(qq) “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

(rr) “Qualified Director” shall mean any individual reasonably acceptable to the Nominating and Governance Committee of the Board of Directors.

(ss) “Regulatory Bodies” shall mean the DOE and the U.S. Nuclear Regulatory Commission and any successor Governmental Authorities thereto.

(tt) “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of May 25, 2010, among the Corporation, Toshiba and B&W, as amended from time to time.

(uu) “Senior Stock” shall mean any class or series of capital stock of the Corporation that ranks senior to the Series C Preferred Stock (1) as to the priority of dividends and/or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.  For the avoidance of doubt, Senior Stock shall include the Series B Preferred Stock.

(vv) “Series B Preferred Stock” shall mean the Series B-1 12.75% Preferred Stock together with the Series B-2 11.5% Preferred Stock.

(ww) “Series B-1 12.75 % Preferred Stock” shall mean the series of Preferred Stock of the Corporation, par value $1.00 per share, designated as “Series B-1 12.75% Convertible Preferred Stock.”

(xx) “Series B-1 Certificate of Designation” shall mean that certain Certificate of Designation of Series B-1 12.75% Convertible Preferred Stock of the Corporation as filed with the Secretary of State of the State of Delaware.

(yy) “Series B-2 11.5% Preferred Stock” shall mean the series of preferred stock of the Corporation, par value $1.00 per share, designated as “Series B-2 11.5% Convertible Preferred Stock.”

(zz) “Series B-2 Certificate of Designation” shall mean that certain Certificate of Designation of Series B-2 11.5% Convertible Preferred Stock of the Corporation as filed with the Secretary of State of the State of Delaware.

(aaa) “Series C Preferred Stock” shall have the meaning ascribed to it in Section 1.

(bbb) “Series C Preferred Stock Automatic Conversion Time” shall have the meaning ascribed to it in Section 10(b).

(ccc) “Share Issuance Approval” shall mean the approval of the stockholders of the Corporation necessary to approve the conversion of all the Series B Preferred Stock and the Series C Preferred Stock, and the exercise of all the Warrants, for Common Stock for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual, or if shares of the Ordinary Common Stock become listed and traded on another Approved Market, the approval required by such Approved Market, or the time at which all such approvals shall for any reason become inapplicable or not required so as to permit all such conversions and exercises.

(ddd) “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (1) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (2) the interest in the capital or profits of such partnership, joint venture or limited liability company or (3) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  Notwithstanding the foregoing, American Centrifuge Manufacturing, LLC, a Delaware limited liability company, shall not be considered a Subsidiary of B&W or the Corporation.

(eee) “Third Party Transfer” shall mean an irrevocable Transfer in compliance with Section 11 of all legal ownership, Voting Control and Beneficial Ownership of any share or shares of Series C Preferred Stock to a Person other than a Permitted Holder or its Affiliates.

(fff) “Toshiba” shall mean Toshiba Corporation, a corporation organized under the laws of Japan.

(ggg) “Toshiba America” shall mean Toshiba America Nuclear Energy Corporation, a Delaware corporation.

(hhh) “Transfer” shall mean, with respect to any shares of Series C Preferred Stock, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such shares or any interest therein, whether voluntary or involuntary, by operation of law or otherwise (and includes any sale or other disposition in any one transaction or series of transactions and the grant or transfer of an option or derivative security covering such shares), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a “Transfer” shall not occur simply as a result of the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Exchange Act.

(iii) “U.S. Person” shall mean any person that is treated as a “United States Person” under Code Section 7701(a)(30) and that provides an IRS Form W-9 (or successor form), evidencing a complete exemption from United States withholding tax (including backup withholding tax), on or before the time at which it acquires securities pursuant to this Certificate of Designation.

(jjj) “Voting Control” shall mean, with respect to a share or shares of Series C Preferred Stock, the power, whether exclusive or shared, revocable or irrevocable, to vote or direct the voting of such share or shares of Series C Preferred Stock, by proxy, voting agreement or otherwise.

(kkk) “Warrants” shall mean those warrants to purchase Class B Common Stock or Series C Preferred Stock originally issued by the Corporation to the Permitted Holders pursuant to the Securities Purchase Agreement.

(lll) “Wholly-Owned Affiliate” shall mean, as to any Person, any Affiliate that, directly or indirectly, is wholly-owned and controlled (other than by contract) by a Person, or any other Affiliate to which the Corporation, in its sole discretion, consents.

Section 4. Titles and Subtitles; Interpretation.  The titles and subtitles used in this Certificate of Designation are used for convenience only and are not to be considered in construing or interpreting this Certificate of Designation.  The definitions contained in this Certificate of Designation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Section 5. Voting Rights.

(a) General.  The holders of shares of Series C Preferred Stock shall not be entitled to vote, except as otherwise provided herein or required by applicable law.  On any matter as to which the shares of Series C Preferred Stock shall be entitled to vote, each share shall entitle the holder thereof to 1,000 votes.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Election of Directors.

(1) Effective at the time no Series B Preferred Stock shall be outstanding, the number of directors constituting the Board of Directors shall be increased by two Persons and the holders of a majority of the voting power of the outstanding Class B Common Stock and Series C Preferred Stock, voting together as a separate class to the exclusion of the holders of any other Common Stock and any other series of Preferred Stock, shall be entitled to elect two Qualified Directors to the Board of Directors (each such director, an “Initial Investor Director”) until the earliest to occur of (i) a Closing Deadline Failure as a result of a Permitted Holder Material Breach at a time when the Securities Purchase Agreement is terminable pursuant to Sections 10.2(d) and 10.3(d) thereof, (ii) a Change of Control or (iii) such time as the Permitted Holders’ Aggregate Outstanding Value is equal to or less than (x) prior to or on December 31, 2016, 75% of the Original Issue Value or, (y) after December 31, 2016, 50% of the Original Issue Value, whereupon at any such time (A) the right of the holders of a majority of the voting power of the outstanding Series B Preferred Stock to elect the Initial Investor Directors shall cease, (B) the term of office of the Initial Investor Directors shall immediately and automatically terminate, (C) the Initial Investor Directors will no longer be qualified to serve and (D) the number of directors constituting the Board of Directors shall be immediately and automatically reduced by two Persons.

(2) Effective as of the first Original Issuance Date and at such time as when the Permitted Holders do not have the right to elect the Initial Investor Directors pursuant to Section 5(b)(1)(iii) and any Permitted Holder’s Permitted Holder Outstanding Value is greater than (x) prior to or on December 31, 2016, 75% of such Permitted Holder’s Permitted Holder Original Issue Value or (y) after December 31, 2016, 50% of such Permitted Holder’s Permitted Holder Original Issue Value, the number of directors constituting the Board of Directors shall be increased by one Person and the holders of a majority of the voting power of the outstanding Class B Common Stock and Series C Preferred Stock, voting together as a separate class to the exclusion of the holders of Ordinary Common Stock and any other series of Preferred Stock, shall be entitled to elect one Qualified Director to the Board of Directors (such director, the “Investor Director”) until the earliest to occur of (i) an event described in Section 5(b)(1)(i) or (ii) or (ii) such time as each Permitted Holder’s Permitted Holder Outstanding Value is equal to or less than (x) prior to or on December 31, 2016, 75% of such Permitted Holder’s Permitted Holder Original Issue Value or (y) after December 31, 2016, 50% of such Permitted Holder’s Permitted Holder Original Issue Value, whereupon at any such time (A) the right of the holders of a majority of the voting power of the outstanding Class B Common Stock and Series C Preferred Stock to elect the Investor Director shall cease, (B) the term of office of the Investor Director shall immediately and automatically terminate, (C) the Investor Director will no longer be qualified to serve and (D) the number of directors constituting the Board of Directors shall be immediately and automatically reduced by one Person.

(3) For the avoidance of doubt, except for the increase or decrease in the number of directors provided for herein, nothing in this Section 5(b) shall prohibit the Board of Directors from fixing the number of directors constituting the Board of Directors pursuant to the Bylaws.

(4) Term.  Subject to the provisions of this Section 5(b), each Initial Investor Director or the Investor Director, as applicable, shall serve until the next annual meeting of the stockholders of the Corporation and until his or her successor is elected and qualified in accordance with this Section 5(b) and the Bylaws, unless any such Initial Investor Director or the Investor Director, as applicable, is earlier removed in accordance with the Bylaws, resigns or is otherwise unable to serve; provided, however, that only the holders of a majority of the voting power of the outstanding Class B Common Stock and the Series C Preferred Stock may remove any such Initial Investor Director or the Investor Director, as applicable, without cause at any time, and the holders of a majority of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter may remove any such Initial Investor Director or the Investor Director, as applicable, with cause at any time.  Subject to the provisions of this Section 5(b), in the event any Initial Investor Director or the Investor Director, as applicable, is removed, resigns or is unable to serve as a member of the Board of Directors, the holders of a majority of the voting power of the outstanding Class B Common Stock and Series C Preferred Stock, voting together as a separate class to the exclusion of the holders of any other Common Stock and any other series of Preferred Stock, shall have the right to fill such vacancy.  Each Initial Investor Director or the Investor Director, as applicable, may only be elected to the Board of Directors by the holders of the Class B Common Stock and Series C Preferred Stock in accordance with this Section 5(b), and each such Initial Investor Director’s or the Investor Director’s seat, as applicable, shall otherwise remain vacant.

(d) Notwithstanding Section 5(a), the holders of Series C Preferred Stock and Class B Common Stock shall be entitled to vote together with the holders of Common Stock (and any other class or series of capital stock entitled to vote on the matter with the Common Stock) as a single class with respect to any transactions involving a merger of the Corporation or sale of substantially all of the Corporation’s assets, which must be submitted to the Corporation’s stockholders pursuant to the DGCL; provided, however, that each holder of Class B Common Stock shall be entitled to (A) one vote for each outstanding share of Class B Common Stock held of record by such holder as of the applicable record date, but only to the extent that the aggregate voting power of all of the outstanding Series C Preferred Stock and Class B Common Stock does not exceed 20% of the total voting power of all outstanding shares of all classes and series of capital stock entitled to vote thereon or (B) if pursuant to clause (A) the aggregate voting power of all of the outstanding Series C Preferred Stock and Class B Common Stock would exceed 20% of the total voting power of all outstanding shares of all classes and series of capital stock entitled to vote on the matter, such fraction of one vote for (i) each one-one thousandth (1/1000) of a share of Series C Preferred Stock and (ii) each share of Class B Common Stock held of record by such holder as of the applicable record date such that the aggregate voting power of all of the outstanding Series C Preferred Stock and Class B Common Stock equaled 20% of the total voting power of all outstanding shares of all classes and series of capital stock entitled to vote thereon.

(e) Notwithstanding Section 5(a), the vote or consent of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a separate class to the exclusion of the holders of the Common Stock and any other series of Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of the Certificate of Incorporation or this Certificate of Designation (by merger, consolidation or otherwise) so as to adversely affect the powers, preferences and relative participating, optional and other rights of Series C Preferred Stock.

Section 6. Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any Senior Stock, the holders of Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount equal to the product of (a) the aggregate per share amount of all dividends declared and paid on the Ordinary Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine and (b) 1000.  Except as otherwise required by the DGCL and Section 7(a), in any circumstance where the Corporation may declare dividends or otherwise make distributions (including, without limitation, any distribution on liquidation, dissolution or winding-up of the Corporation) on the Common Stock, the Corporation shall declare the same per share dividends or make the same per share distributions, as the case may be, on the Series C Preferred Stock; provided, however, that if any such dividends or distributions are declared with respect to the Common Stock in the form of additional shares of Common Stock (or rights to acquire Common Stock), such dividends or distributions shall be made with respect to the Series C Preferred Stock in the form of an equivalent number of shares of Series C Preferred Stock (or rights to acquire Series C Preferred Stock) and if any such dividends or distributions are declared with respect to Series C Preferred Stock in the form of additional shares of Series C Preferred Stock (or rights to acquire Series C Preferred Stock), such dividends or distributions shall be made with respect to the Common Stock in the form of an equivalent number of shares of Common Stock (or rights to acquire Ordinary Common Stock).

Section 7. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation.  Subject to the rights of the holders of any Senior Stock outstanding at any time, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series C Preferred Stock shall be entitled to receive for each outstanding share of Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the per share amount of all cash and other property to be distributed in respect of the Common Stock into which the Series C Preferred Stock is then convertible.

(b) Partial Payment.  If, in connection with any distribution described in Section 7(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences, plus an amount equal to any dividends declared but unpaid thereon, in full to all holders of Series C Preferred Stock and all holders of Parity Stock, then the amounts paid to the holders of Series C Preferred Stock and to the holders of all such other capital stock ranking equally on liquidation shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences, plus any dividends declared but unpaid thereon, of the holders of Series C Preferred Stock and the holders of all such other Parity Stock.

(c) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 7, the merger or consolidation of the Corporation with any other corporation or other Person, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation, but shall instead be subject to the provisions of Section 9.

Section 8. Subdivision or Combination.  If the Corporation in any manner subdivides or combines the outstanding shares of any of the Ordinary Common Stock, Class B Common Stock or Series C Preferred Stock, then the outstanding shares of the Ordinary Common Stock, Class B Common Stock or Series C Preferred Stock, as applicable, will be subdivided or combined in the same manner.

Section 9. Equal Status.  Except as expressly provided in this Certificate of Designation, shares of Ordinary Common Stock and Series C Preferred Stock shall have the same rights, powers, preferences and restrictions and rank equally, share ratably and be identical in all respect as to all matters.  In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Ordinary Common Stock and per 1/1000 of a share of Series C Preferred Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the designation and the powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the designation and the powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of the Ordinary Common Stock and the Series C Preferred Stock differ as provided herein or in the Certificate of Incorporation (including, without limitation, with respect to the voting rights and conversion provisions hereof) if and to the extent necessary due to regulatory requirements or restrictions applicable to the entity surviving such merger, consolidation, reorganization or other business combination that are similar in nature to those applicable to the Corporation; and provided, further, that if the holders of the Ordinary Common Stock or Series C Preferred Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class or series are granted identical election rights, subject to the preceding proviso.

Section 10. Automatic Conversion.

(a) Subject to Section 11, a share of the Series C Preferred Stock shall be automatically converted, without any action on the part of the Corporation (other than the subsequent exchange of Series C Preferred Stock certificates for Ordinary Common Stock certificates or, in the case of uncertificated shares of Series C Preferred Stock, upon receipt of proper transfer instructions from the registered holder of the shares of Series C Preferred Stock or by his, her or its attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form), or any holder of the Series C Preferred Stock or any other Person, into 1000 fully paid and nonassessable shares of Ordinary Common Stock upon a Third Party Transfer of such share.

(b) In the event of any automatic conversion pursuant to the terms of Section 10(a), the conversion shall be deemed to have been effected upon such Third-Party Transfer (the “Series C Preferred Stock Automatic Conversion Time”).  At the Series C Preferred Stock Automatic Conversion Time, the certificate or certificates that represented the shares of Series C Preferred Stock that were so converted immediately prior to such conversion (the “Converted Series C Preferred Stock”) shall, automatically and without further action, represent 1000 fully paid and non-assessable shares of Ordinary Common Stock per share of Series C Preferred Stock.  Permitted Holders of the Converted Series C Preferred Stock shall deliver their certificates, duly endorsed in blank or accompanied by proper instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by such Permitted Holder or such Permitted Holder’s authorized attorney to the principal office of the Corporation (or such other office or agency (including the transfer agent, if applicable) of the Corporation as it may designate by notice in writing to the registered Permitted Holder at the address of such Permitted Holder appearing on the books of the Corporation), together with a written notice stating the name or names (with addresses) and denominations in which the certificate or certificates representing such shares of Ordinary Common Stock are to be issued and including instructions for delivery thereof.  Upon such delivery, the Corporation or its agent shall promptly issue and deliver at such stated address to such holder of shares of Ordinary Common Stock a certificate or certificates representing the number of shares of Ordinary Common Stock to which such holder is entitled by reason of such conversion, and shall cause such shares of Ordinary Common Stock to be registered in the name of such holder.  The Person entitled to receive the shares of Ordinary Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Ordinary Common Stock at and as of the Series C Preferred Stock Automatic Conversion Time, and the rights of such Person as a holder of shares of the Series C Preferred Stock that have been converted shall cease and terminate at and as of the Series C Preferred Stock Automatic Conversion Time, in each case without regard to any failure by such Permitted Holder to deliver the certificates or the notice required by this Section.

Section 11. Restrictions.

(a) Notwithstanding anything in this Certificate of Designation to the contrary and unless the Corporation, in its sole discretion, otherwise agrees in writing, Permitted Holders may not Transfer shares of Series C Preferred Stock if such Transfer would require approvals from or filings with any Regulatory Bodies in order not to adversely affect the Permits or regulatory status of the Corporation or its Subsidiaries, unless such approvals and/or filings have been made and received; provided, however, this Section 11(a) shall not apply to any transfer where the transferee received Ordinary Common Stock pursuant to the terms hereof.

(b) Notwithstanding anything in this Certificate of Designation to the contrary and unless the Corporation, in its sole discretion, otherwise agrees in writing, the conversion of Series C Preferred Stock for Ordinary Common Stock shall also be subject to the requirements of Section 9.2 of the Securities Purchase Agreement.

(c) Any purported conversion or Transfer of Series C Preferred Stock in violation of these restrictions shall be null and void ab initio.

Section 12. Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series C Preferred Stock as the true and lawful owner thereof for all purposes.

Section 13. Legends.  All certificates representing shares of Series C Preferred Stock shall bear a legend or other restriction substantially to the following effect (it being agreed that if such shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR AS MAY BE HELD BY A PERSON DEEMED AN “AFFILIATE” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE ISSUER OF THIS SECURITY, AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.  THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE CERTIFICATE OF DESIGNATION OF SERIES C CONVERTIBLE PARTICIPATING PREFERRED STOCK OF USEC INC. (THE “COMPANY”), AS AMENDED.

THIS SECURITY IS SUBJECT TO THE RESTRICTIONS (INCLUDING THE VOTING AND TRANSFER RESTRICTIONS) SET FORTH IN ARTICLES FOURTH AND ELEVENTH OF USEC INC.’S CERTIFICATE OF INCORPORATION, AS AMENDED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER, CONVERSION AND REDEMPTION) STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF SECTION 9 OF THE SECURITIES PURCHASE AGREEMENT BY AND AMONG THE COMPANY, TOSHIBA CORPORATION (“TOSHIBA”) AND BABCOCK & WILCOX INVESTMENT COMPANY (“B&W”), DATED AS OF MAY 25, 2010.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS (INCLUDING RESTRICTIONS ON THE DISPOSITION OF SECURITIES) STATED IN THE PROVISIONS OF SECTION 4.7 OF THE INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY, TOSHIBA AND B&W, DATED AS OF SEPTEMBER 2, 2010.”

Section 14. Written Consent.  Any action as to which a class vote of the holders of Series C Preferred Stock, or the holders of Series C Preferred Stock and Class B Common Stock voting together, is required pursuant to the terms of this Certificate of Designation or the Securities Purchase Agreement may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation.

Section 15. Notices. All notices or communications in respect of Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.  Notwithstanding the foregoing, if Series C Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series C Preferred Stock in any manner permitted by such facility.

Section 16. Other Rights.  The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officers this 2nd day of September, 2010.

USEC INC. By: /s/ John K. Welch Name: John K. Welch Title: President and Chief Executive Officer

Attest:

By:           /s/ Peter B. Saba
Name:  Peter B. Saba
Title:    Secretary

SIGNATURE PAGE TO THE CERTIFICATE OF DESIGNATION OF
SERIES C PARTICIPATING PREFERRED STOCK OF USEC INC.